NEWS RELEASE

CONTACTS
Chris Doll (Investor Relations)    April 30, 2021
Christopher.Doll@53.com | 513-534-2345
Ed Loyd (Media Relations)
Edgar.Loyd@53.com | 513-534-6397

Fifth Third Bank Announces Redemption of Senior Bank Notes due July 26, 2021
CINCINNATI – Fifth Third Bancorp (Nasdaq: FITB) today announced that its subsidiary, Fifth Third Bank, National Association (the “Bank”), has submitted a redemption notice to the issuing and paying agent for redemption of (1) all of the Bank’s outstanding 3.350% fixed rate senior notes due July 26, 2021 (CUSIP 31677QBN8) issued in the principal amount of $500 million, and (2) all of the Bank’s outstanding floating rate senior notes due July 26, 2021 (CUSIP 31677QBP3) issued in the principal amount of $300 million. The Bank notes will be redeemed on June 28, 2021 pursuant to their terms and conditions for an amount equal to 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

About Fifth Third Bancorp
Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio, and the indirect parent company of Fifth Third Bank, National Association, a federally chartered institution. As of March 31, 2021, the Company had $207 billion in assets and operated 1,098 full-service Banking Centers, and 2,383 Fifth Third branded ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia, North Carolina and South Carolina. In total, Fifth Third provides its customers with access to approximately 53,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of
March 31, 2021, had $464 billion in assets under care, of which it managed $58 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”